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                                                                   Exhibit 99.1

J. Bruce Robinson, President and CEO
Voice: 860-347-8506
inquire@zygo.com

               ZYGO COMPLETES ACQUISITION OF FIREFLY TECHNOLOGIES

         MIDDLEFIELD, CONNECTICUT May 5, 2000.....Zygo Corporation
(NASDAQ:ZIGO), today announced the completion of its acquisition of Firefly Technologies, Inc. of Holliston, Massachusetts. Firefly is a manufacturer of metrology equipment and components for use in the telecommunications and optical data storage markets.

         Under the terms of the acquisition, Zygo exchanged 2.3 million shares of its common stock for all of the outstanding capital stock of Firefly Technologies. The acquisition, which is intended to be tax free to the Firefly shareholders, will be accounted for as a pooling of interest. ING Barings acted as Zygo's financial advisor and provided the Company's Board of Directors a Fairness Opinion on the transaction. Zygo will take a one-time charge to earnings for expenses related to the acquisition, which includes compensation expense of $12 million in fiscal 2000 related to the fair value of Firefly stock options.

         As a result of the acquisition, Firefly, now named Zygo TeraOptix, has become a wholly owned subsidiary of Zygo and will be the cornerstone for Zygo's expanding focus on the optical telecommunications marketplace. Firefly manufactures metrology equipment, micro-optics, switches, and filters for the telecommunications industry, as well as heads and related products for the optical data storage industry. The company's telecommunications components are used in wave division multiplexers to increase the capacity of optical fibers.

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         Zygo's Chief Executive Officer Bruce Robinson, commented on completing the acquisition, "Since we announced the letter of intent to acquire Firefly on March 7 of this year we have been very pleased with the market response to the combination of Zygo and Firefly capabilities. Zygo's automation, metrology, and precision optics processing and assembly capability, combined with Firefly's intellectual property and process knowledge of micro-optical components and assemblies for switches, lenses, and tunable filters, provide a unique capability to serve the rapidly expanding optical telecommunications marketplace. Customer after customer has responded enthusiastically as we have introduced this combined capability to them. We expect Zygo TeraOptix to become a major supplier to this marketplace over the course of the next few years providing optical components, assemblies, automated test equipment, and automated assembly equipment and systems."

         John Berg, previously chief executive officer of Firefly, will become president of Zygo TeraOptix, and Patrick Tan, vice president of business operations at Firefly, will continue in that role at Zygo TeraOptix. Messrs. Berg and Tan, the founders of Firefly, are joining Zygo's Board of Directors, which has been increased from nine to 10 persons. Coincident with the acquisition. The additional vacancy was created by the departure of Dr. Paul W. Murrill from the Board of Directors of Zygo.

         Zygo Corporation designs, develops, manufactures, and markets high performance measurement and yield improvement instruments, custom and OEM optical components and assemblies, custom automation systems, and accessories used in high technology industries. The Company is headquartered in Middlefield, Connecticut, and also has operations in Asslar, Germany; Longmont, Colorado; and sales offices throughout the world. Zygo is traded on the Nasdaq National Market under the symbol ZIGO. Additional information on the Company is available on the Internet at www.zygo.com.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH REFLECT THE COMPANY'S CURRENT JUDGMENT ON CERTAIN ISSUES. BECAUSE SUCH STATEMENTS APPLY TO FUTURE EVENTS, THEY ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY. IMPORTANT FACTORS, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE DESCRIBED IN THE COMPANY'S REPORTS ON FORM 10-K AND 10-Q ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.


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